Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement on Form S-8 (for the registration of 1,000,000 shares of common stock) pertaining to the Unisys Savings Plan and the Unisys Savings Plan for Puerto Rico
Employees of Unisys Corporation of our report dated February 28, 2008, except for Notes 2, 5, 7, 15, and 18 related to the effect of the adoption of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" (codified in FASB ASC Topic 810, Consolidations), as to which the date is May 11, 2009 and except for Notes 1, 2 and 16 as to the effect of the reverse stock split, as to which the date is February 24, 2010, with respect to the consolidated statements of income of Unisys Corporation and the related consolidated statement of stockholders' deficit and cash flows for the year ended December 31, 2007 incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the financial statement schedule of Unisys Corporation included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 6, 2010